Filed Pursuant to Rule 433
Registration Statement No. 333-163025-01
Chrysler Financial Auto Securitization Trust 2010-A
Issuing Entity
Final Term Sheet
$1,312,000,000
Class A-2, Class A-3, Class B, Class C and Class D Asset Backed Notes
Chrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-227-2275 ext. 2663.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
September 24, 2010
Chrysler Financial Auto Securitization Trust 2010-A
Distributions payable monthly, beginning October 8, 2010
Trade Date: September 24, 2010
Settlement Date: September 29, 2010

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from Chrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on October 8, 2010.
Total Notes Issued(1)

						Weighted	Legal
		Rating	Price to			Average	Final
Class	Size	(S&P/Fitch/DBRS)	the Public(3)	Coupon	Yield	Life(4)	Date	Cusip

A-1 Notes(2)	$688,000,000	A-1+/F1+/R-1(h)	n/a	0.33579%	0.33579%	0.26	October 11, 2011	17121DAA7

A-2 Notes	$720,000,000	AAA/AAA/AAA	99.99803%	0.69%	0.693%	0.99	January 8, 2013	17121DAB5

A-3 Notes	$318,891,000	AAA/AAA/AAA	99.99621%	0.91%	0.914%	1.69	August 8, 2013	17121DAC3

B Notes	$82,983,000	AA/AA/AA	99.99938%	1.65%	1.656%	2.08	November 8, 2013	17121DAD1

C Notes	$80,882,000	A/A/A	99.99201%	2.00%	2.012%	2.27	January 8, 2014	17121DAE9

D Notes	$109,244,000	BBB/BBB/BBB	99.98780%	3.52%	3.551%	2.57	August 8, 2016	17121DAF6

Total Notes(5)	$2,000,000,000	n/a	$1,311,953,425 (3)	n/a	n/a	n/a	n/a	n/a

(1)	All of the notes issued, except the E notes, will be generally ERISA eligible, subject to important considerations described in the prospectus supplement and prospectus.

(2)	The A-1 notes are not being offered publicly or in this document.

(3)	Plus accrued interest from September 29, 2010; total is for offered notes.

(4)	At an ABS rate of 1.30%.

(5)	The issuing entity will issue E notes that are not being offered publicly or in this document and will be initially held by an affiliate of the issuing entity.